For Immediate Release

Patrick Industries, Inc. Reports First Quarter 2010 Financial Results

ELKHART, IN – April 29, 2010 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported increased sales and net income for the first quarter ended
March 28, 2010.

For the first quarter of 2010, Patrick reported a 41% increase in net sales to $63.5 million from $44.9 million in the same period in 2009, based largely on improving conditions in the RV industry, which represented approximately 62% of the Company’s sales in the quarter.  Wholesale unit shipments in the RV industry increased approximately 97% in the first quarter of 2010 versus the prior year period.  The Company estimates that unit shipments in the MH industry, which represented approximately 25% of the Company’s consolidated sales in the first quarter of 2010, were down approximately 7% from the first quarter of 2009, marking the sixteenth consecutive quarter of declining shipments compared to prior periods.  The industrial market sector, which accounted for approximately 13% of the Company’s first quarter sales and is tied to the residential housing market, began to show signs of improvement in the first quarter of 2010 with new housing starts increasing approximately 20% from the first quarter of 2009 on a seasonally adjusted basis.  Sales to this market generally lag new residential housing starts by six to twelve months.

“Increased sales volume and stable fixed manufacturing costs contributed to an 80% increase in our gross profit for the quarter compared to the first quarter of 2009.  Gross profit improved as a percent of net sales to 10.2% in 2010 from 8.0% in 2009.  Operating expenses as a percent of net sales improved on increased sales volume reflecting our ability to leverage our resources and not add significant incremental fixed costs to accommodate increased revenues,” said Todd Cleveland, President and CEO.  Total warehouse and delivery and selling, general and administrative expenses as a percent of net sales were 10.1% in the first quarter of 2010 compared to 14.1% in 2009.

Net income also improved from the prior period to $0.9 million, or $0.09 per diluted share in the first quarter of 2010 from a loss of $4.1 million, or $0.45 per diluted share in the first quarter of 2009.  First quarter 2010 net income included an after-tax net gain of approximately $2.8 million, or $0.28 per diluted share on the sale of the Company’s Oregon and California facilities, and a non-cash charge of approximately $0.3 million, or $0.03 per diluted share related to mark-to-market accounting for common stock warrants.  Discontinued operations in first quarter 2009 primarily reflected a net after-tax gain of $0.3 million, or $0.03 per diluted share, on the sale of certain assets and business of American Hardwoods, Inc.

“We are cautiously optimistic about the recent trends in two of the primary markets we serve.  The RV industry continued to show signs of recovery in the first quarter of 2010.  While the MH industry continues to be negatively impacted by a lack of financing and the availability of credit, the residential housing market showed signs of improvement in the first quarter of 2010,” said Mr. Cleveland.  “The current momentum and strength in the RV industry, which began in the fourth quarter of 2009, coupled with our lean operating structure, dedicated team members and business partners, and focused approach, has helped us improve both our sales and profitability quarter over quarter, and set the stage for us to be able to take advantage of further improvements in the marketplace.  Additionally, in the first quarter, we completed the sale of two of our manufacturing and distribution facilities in Oregon and California and used the proceeds to further reduce our leverage position.  Furthermore, we completed the acquisition of a cabinet door business and moved production into one of our existing facilities.  This acquisition, our first since the acquisition of Adorn in 2007, provided a significant amount of new cabinet door business and contributed to the expansion of our revenue base compared to the prior year,” Cleveland further stated.

From January 1, 2010 to March 31, 2010, the Company paid down approximately $9.1 million in principal on its term loan, of which approximately $8.3 million was funded by the net proceeds from the sale of the Company’s Oregon and California facilities.  The Company is currently continuing to operate in both facilities under a license agreement and lease agreement, respectively.

As previously disclosed in the 2009 Form 10-K, the Company is working to refinance or replace its existing credit facility, which is scheduled to expire on January 3, 2011.  Since the Company did not enter into a financing agreement with its bank lenders before the issuance of the balance sheet for the first quarter of 2010, generally accepted accounting principles require that all of the Company’s outstanding long-term indebtedness as of March 28, 2010 be classified as a short-term liability until such time as the refinancing or replacement of the current credit facility is completed.

“While we anticipate that the residual effects of the economic downturn will potentially continue throughout the remainder of 2010, particularly in the MH market sector, we are energized as we continue to expand our product offerings through the addition of new product lines and potential acquisitions, execute on our organizational strategic agenda, and further drive our ‘Customer First’ performance oriented culture,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, electronics, adhesives, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:  pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and our ability to refinance or replace our credit facility.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FIRST QUARTER ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	March 28, 2010	March 29, 2009

NET SALES	$63,500	$44,915
Cost of goods sold	57,022	41,323
Gross profit	6,478	3,592

Operating expenses:
Warehouse and delivery	2,634	2,677
Selling, general and administrative	3,806	3,665
Amortization of intangible assets	126	88
Gain on sale of fixed assets	(2,791)	(11)
Total operating expenses	3,775	6,419
OPERATING INCOME (LOSS)	2,703	(2,827)
Stock warrants revaluation	282	(60)
Interest expense, net	1,511	1,838
Income (loss) from continuing operations before income tax benefit	910	(4,605)
Income tax benefit	-	(174)
Income (loss) from continuing operations	910	(4,431)

Income from discontinued operations	-	459
Income taxes	-	174
Income from discontinued operations, net of tax	-	285
NET INCOME (LOSS)	$910	$(4,146)

BASIC NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$0.10	$(0.48)
Discontinued operations	-	0.03
Net income (loss)	$0.10	$(0.45)

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$0.09	$(0.48)
Discontinued operations	-	0.03
Net income (loss)	$0.09	$(0.45)

Weighted average shares outstanding - Basic	9,270	9,114
- Diluted	9,852	9,114

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	March 28, 2010	Dec. 31, 2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$154	$60
Trade receivables, net	21,819	12,507
Inventories	21,036	17,485
Prepaid expenses and other	5,843	1,981
Assets held for sale	-	4,825
Total current assets	48,852	36,858

Property, plant and equipment, net	25,547	26,433
Goodwill	2,861	2,140
Intangible assets, net	7,544	7,047
Deferred financing costs, net	1,113	1,463
Other non-current assets	3,051	3,096
TOTAL ASSETS	$88,968	$77,037

CURRENT LIABILITIES
Current maturities of long-term debt	$24,958	$10,359
Short-term borrowings	18,000	13,500
Accounts payable	14,709	5,874
Accrued liabilities	5,979	5,275
Total current liabilities	63,646	35,008

Long-term debt, less current maturities and discount	-	18,408
Deferred compensation and other	6,648	5,963
Deferred tax liabilities	1,309	1,309
TOTAL LIABILITIES	71,603	60,688

SHAREHOLDERS’ EQUITY	17,365	16,349
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$88,968	$77,037